
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE AUGUST
31, 1997 CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES TO CONSOLIDATED
FOR FINANCIAL STATEMENTS OF PAYCHEX, INC., AND IS QUALIFIED IN ITS ENTIRETY BY
REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<RESTATED>
<CIK> 0000723531
<NAME> PAYCHEX, INC.
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   3-MOS                   3-MOS
<FISCAL-YEAR-END>                          MAY-31-1998             MAY-31-1997
<PERIOD-START>                             JUN-01-1997             JUN-01-1996
<PERIOD-END>                               AUG-31-1997             AUG-31-1996<F2>
<CASH>                                          53,316                  18,920
<SECURITIES>                                 1,066,627<F1>             729,240<F1>
<RECEIVABLES>                                   58,724                  49,568
<ALLOWANCES>                                         0                       0
<INVENTORY>                                          0                       0
<CURRENT-ASSETS>                             1,181,930                 802,176
<PP&E>                                         131,509                 113,789
<DEPRECIATION>                                  75,973                  62,431
<TOTAL-ASSETS>                               1,244,334                 859,082
<CURRENT-LIABILITIES>                          969,796                 651,438
<BONDS>                                              0                       0
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                         1,086                     717
<OTHER-SE>                                     268,620                 203,562
<TOTAL-LIABILITY-AND-EQUITY>                 1,244,334                 859,082
<SALES>                                              0                       0
<TOTAL-REVENUES>                               218,583                 166,042
<CGS>                                                0                       0
<TOTAL-COSTS>                                  135,942                 101,333
<OTHER-EXPENSES>                                     0                       0
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                                   0                       0
<INCOME-PRETAX>                                 32,545                  23,582
<INCOME-TAX>                                     9,471                   6,509
<INCOME-CONTINUING>                             23,074                  17,073
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                    23,074                  17,073
<EPS-PRIMARY>                                      .21                     .16
<EPS-DILUTED>                                      .21                     .16

<F1>SECURITIES - Includes amounts related to Electronic Network Services investments with a balance at August 31, 1997 and 1996 of $920,565 and $608,032, respectively.
<F2>Prior to May 1997, the Company did not report the Electronic Network
Services (ENS) funds as assets and liabilities based on its understanding of the nature of the funds and industry practices. Due to recent changes in case law, the Company restated previously reported consolidated financial statements to reflect the ENS funds and related client deposits as current assets and current liabilities on the consolidated balance sheets. This restatement had no effect on previously reported net income or earnings per share.

